Exhibit 10.2
Execution Version
FIRST AMENDMENT TO THE OPERATIONAL SERVICES AGREEMENT
This First Amendment to the Operational Services Agreement (“Amendment”) is made and entered into as of the 28th day of February, 2014, by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and PHILLIPS 66 PIPELINE LLC, a Delaware limited liability company (“Operator”). Carrier and Holdings are collectively referred to herein as “Company.”
WITNESSETH:
WHEREAS, Company and Operator are parties to that certain Operational Services Agreement dated June 26, 2013 (the “Operational Services Agreement”);
WHEREAS, Company is acquiring an additional refined products pipeline, several terminals and a storage facility during the first quarter of 2014; and
WHEREAS, Company and Operator desire that Operator maintain and operate such assets for Company, and the parties hereto wish to amend the Operational Services Agreement accordingly.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Company and Operator, Company and Operator agree as follows:

1.	Unless otherwise noted, the capitalized terms used herein shall have the definitions set forth in the Operational Services Agreement.

2.	Section 1.01(oo) and Section 1.01(pp) of the Operational Services Agreement are hereby renumbered as Section 1.01(pp) and Section 1.01(qq), respectively.

3.	Section 1.01(oo) is hereby added to the Operational Services Agreement as follows:

“(oo)    “Storage Facilities” means the spheres, tanks and other storage facilities identified in Exhibit A hereto, and any other spheres, caverns, tanks or storage facilities used to store commodities that Operator agrees to operate on behalf of Company upon reasonable request by Company.”

4.
Unless otherwise determined by context, all occurrences of the term “Pipeline and Terminals” (or singular versions thereof) in the Operational Services Agreement shall be deemed to include reference to “Storage Facilities.”

5.	Exhibit A to the Operational Services Agreement is hereby deleted in its entirety and replaced by the First Amended Exhibit A attached hereto.

6.	Exhibit B to the Operational Services Agreement is hereby deleted in its entirety and replaced by the First Amended Exhibit B attached hereto.

7.	Exhibit C to the Operational Services Agreement is hereby deleted in its entirety and replaced by the First Amended Exhibit C attached hereto.

8.	Exhibit D to the Operational Services Agreement is hereby deleted in its entirety and replaced by the First Amended Exhibit D attached hereto.

9.	Exhibit E to the Operational Services Agreement is hereby deleted in its entirety and replaced by the First Amended Exhibit E attached hereto.

10.	Exhibit F to the Operational Services Agreement is hereby deleted in its entirety and replaced by the First Amended Exhibit F attached hereto.

11.	Exhibit G to the Operational Services Agreement is hereby deleted in its entirety and replaced by the First Amended Exhibit G attached hereto.

12.	This Amendment shall be effective as of March 1, 2014.

13.	Except as expressly set forth herein, all other terms and conditions of the Operational Services Agreement shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers as of the date first set forth above.

PHILLIPS 66 PIPELINE LLC
By:	/s/ C.L. Brooks
C.L. Brooks
Vice President

PHILLIPS 66 CARRIER LLC
By:	Phillips 66 Partners Holdings LLC, Sole Member of Phillips 66 Carrier LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:	/s/ J.T. Liberti
J.T. Liberti
Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS HOLDINGS LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:	/s/ J.T. Liberti
J.T. Liberti
Vice President and Chief Operating Officer

First Amended Exhibit A
Description of Pipelines, Terminals and Storage Facilities
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, as amended by the First Amendment to the Operational Services Agreement entered into as of the 28th day of February 2014 but effective as of March 1, 2014, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC:
Crude Oil Pipelines
Clifton Ridge to Lake Charles refinery - a 20” crude oil pipeline extending from the Clifton Ridge marine terminal to the Lake Charles Refinery, in Calcasieu Parish, Louisiana.
Pecan Grove to Clifton Ridge - a 12” crude oil pipeline extending from the Pecan Grove marine terminal to the Clifton Ridge marine terminal, in Calcasieu Parish, Louisiana.
Shell to Clifton Ridge - a 20” crude oil pipeline extending from Shell’s Houma to Houston pipeline to the Clifton Ridge marine terminal, in Calcasieu Parish Louisiana.
Refined Product Pipelines
Sweeny to Pasadena - a 12” refined products pipeline extending from the Sweeny Refinery, in Brazoria County, Texas to the Pasadena terminal, in Harris County, Texas.
Sweeny to Pasadena - a 18” refined products pipeline extending from the Sweeny Refinery, in Brazoria County, Texas to the Pasadena terminal, in Harris County, Texas.
Wood River to Hartford - a 12” refined products pipeline extending from the Wood River Refinery, in Madison County, Illinois to the Hartford terminal, in Madison County, Illinois.
Hartford to Explorer - a 24” refined products pipeline extending from the Hartford terminal, in Madison County, Illinois to the Explorer Pipeline system in Madison County, Illinois.
Gold Line - a multi-diameter refined products pipeline system extending from the Rocky Station fence line at Phillips 66 Pipeline LLC’s Borger Products Terminal located in Borger, Texas, to terminal facilities located in Wichita, Kansas, Paola, Kansas, Kansas City, Kansas, Jefferson City, Missouri and Cahokia, Illinois.
Terminals
Hartford Terminal. Hartford Terminal is located at or near Hartford, Illinois. The facility consists of a two-bay truck rack with 17,000 barrels of active terminaling capacity, 13 above-ground storage tanks with approximately 1.1 million barrels of total storage capacity. The Hartford barge dock consists of a single-berth barge loading facility, approximately 0.8 miles of 8-inch pipeline and approximately 0.8 miles of 14-inch pipeline from the Hartford terminal to the Hartford barge dock for delivery.
Pasadena Terminal. Pasadena Terminal is located at or near Pasadena, Texas and consists of a five-bay truck rack and tankage with 65,000 barrels per day of active terminaling capacity, 22 above ground storage tanks with approximately 3.2 million barrels of total storage capacity and a vapor combustion unit.

Clifton Ridge Terminal. Clifton Ridge Terminal is located at or near Sulphur, Louisiana and consists of a single-berth ship dock, 12 above-ground storage tanks with approximately 3.4 million barrels of total storage capacity and a truck offloading facility.
Pecan Grove Terminal. Pecan Grove terminal is adjacent to the Clifton Ridge Terminal. The facility consists of a single-berth barge dock and three above-ground storage tanks with 142,000 barrels of total storage capacity.
Wichita North Terminal. Wichita North Terminal is located in Wichita, Kansas adjacent to the Gold Line pipeline system. It consists of a two bay truck rack with 12,000 barrels of total storage capacity.
Paola Terminal. Paola Terminal is located in Paola, Kansas adjacent to the Gold Line pipeline system. It consists of 98,000 barrels of total storage capacity.
Kansas City Terminal. Kansas City Terminal is located in Kansas City, Kansas adjacent to the Gold Line pipeline system. It consists of a five bay truck rack with 66,000 barrels of total storage capacity.
Jeff City Terminal. Jeff City Terminal is located in Jefferson City, Missouri adjacent to the Gold Line pipeline system. It consists of a two bay truck rack with 16,000 barrels of total storage capacity.
East St. Louis Terminal. East St. Louis Terminal is located in Cahokia, Illinois adjacent to the Gold Line pipeline system. It consists of a six bay truck rack with 78,000 barrels of total storage capacity.
Storage Facilities
Medford Storage Spheres. Medford Storage Spheres are two above ground storage facilities located at the Central Division pipeline facility in Medford, Oklahoma. The working capacity of each sphere is 35,000 barrels, and the spheres are capable of receiving and storing natural gas liquids and petrochemicals, including refinery grade propylene.
Storage Tank Nos. 1001, 1002 and 1004 at the Wichita North Terminal. These storage tanks have a nominal shell capacity of 107,000 barrels, 107,000 barrels, and 108,000 barrels, respectively.
Storage Tank Nos. 8005 and 8010 at the Kansas City Terminal. These storage tanks have a nominal shell capacity of 80,000 barrels and 101,000 barrels, respectively.
Storage Tank Nos. 1503, 2001, 1302 at the East St. Louis Terminal. These storage tanks have a nominal shell capacity of 172,000 barrels, two hundred thousand 200,000 barrels and 135,000 barrels, respectively.
Storage Tank No. 4901 at the Paola Terminal. This storage tank has a nominal shell capacity of 98,000 barrels.
Storage Tank Nos. 6813 and 6818 at the East St. Louis Terminal. Each of these storage tanks has a nominal shell storage capacity of 80,000 barrels.

First Amended Exhibit B
Maintenance Services
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, as amended by the First Amendment to the Operational Services Agreement entered into as of the 28th day of February 2014 but effective as of March 1, 2014, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC:

(a)	Day-to-day routine and emergency supervision, administrative liaison and related services required in connection with the maintenance and repair of the Pipelines and Terminals.

(b)	Provision of communications, inspection, surveillance, flow control, corrosion control, and monitoring.

(c)
Maintenance and repair of the Pipelines and Terminals within such maintenance/repair parameters and specifications as may be in accordance with sound engineering and maintenance practices and applicable Laws.

(d)
Implementation of a preventative maintenance program for the Pipelines and Terminals, including, without limitation, periodic testing, adjustment and maintenance of the Pipelines and Terminals, in each case in accordance with prudent maintenance practices and applicable Laws.

(e)
Implementation of a tank maintenance and integrity program for the Pipelines and Terminals, including, without limitation, periodic testing, maintenance, repair and/or replacement in each case in accordance with prudent maintenance practices and applicable Laws.

(f)
Implementation of a marine facility maintenance and integrity program for the Terminals, including, without limitation, dredging, maintenance, repair, and/or replacement in each case in accordance with prudent maintenance practices and applicable Laws.

(g)
Preparation and retention of appropriate records and logs as required by applicable Laws and that a prudent provider of maintenance services would maintain regarding the Pipelines and Terminals, which records and logs shall be made available to Company upon request.

(h)	Reconstruction, reconditioning, overhaul or replacement of the Pipelines and Terminals.

(i)
Establishment of safety, health, environmental, training, emergency response, spill response and other programs in connection with the maintenance and repair of the Pipelines and Terminals, in each case as may be required by prudent maintenance practices or under applicable Laws.

(j)
Providing technical services for purposes of trouble-shooting problems, improving Pipeline and Terminal performance, upgrading the Pipelines and Terminals, repairing the Pipelines and Terminals or meeting regulatory or safety requirements.

(k)
Maintaining compliance with all applicable federal, state and local environmental, health and safety Laws; in addition, conducting all environmental investigation and remediation activities, as required by federal, state and local environmental Laws and/or prudent business practices.

(l)	Facilitate the acquisition of all materials (including spare parts inventories), equipment, services, supplies and labor necessary for the maintenance and repair of the Pipelines and Terminals.

(m)	Perform all planning, design and engineering functions related to the maintenance and repair of the Pipelines and Terminals; selecting contractors and material suppliers for such activities.

(n)	Advise Company of major plans or significant changes in the maintenance or repair of the Pipelines and Terminals.

(o)
Close Pipeline valves in connection with a response to any emergency affecting the Pipelines. The Pipelines shall remain down until such time that it is determined safe by Company (in consultation with Operator) to resume operation. For normal scheduled maintenance, Operator will provide Company with sufficient advance Notice for Company’s planning purposes.

(p)	Prepare excavation plans for Pipeline right-of-way work, and advise Company of any right-of-way work which could threaten the integrity of the Pipelines.

(q)	Such other Pipeline and Terminal maintenance, repair and related services as Company may request from time to time.

(r)
The Maintenance Services to be performed by Operator hereunder shall include, but shall not be limited to, Pipeline repairs, Terminal repairs, aerial pipeline patrols, population density counts, right-of-way maintenance, gas leakage surveys, pipeline pigging operations, cathodic protection work as required by all governmental regulatory agencies, tank cleaning, tank repair and truck rack maintenance. Operator will maintain suitable meter station, valve inspection and meter proving maintenance programs. Any operating or maintenance deficiencies so discovered in the Pipelines or Terminals, or any appurtenances thereto, will be corrected by Operator. Operator will provide inspectors for monitoring work performed by others in the vicinity of the Pipelines and Terminals.

(s)
Right-of-Way maintenance shall include, but not be limited to, filling of washes, mowing weeds and brush, and repair fences. In all cases where Company’s Pipelines are exposed above the ground, fences, barricades or other suitable protection shall be erected to protect the Pipelines and associated equipment from damage due to mowers, trucks or other vehicles. In the event that any known excavation is to be performed in the vicinity of Company’s Pipelines by Operator or third parties, Operator shall locate, flag and identify the pertinent lines. Operator shall also provide a qualified inspector on-site during periods of construction activity. If a Company Pipeline should be damaged, a prompt report shall be forwarded to Company describing the incident, extent of damage, and recommended course of action.

First Amended Exhibit C
Operating Services
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, as amended by the First Amendment to the Operational Services Agreement entered into as of the 28th day of February 2014 but effective as of March 1, 2014, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC:

(a)	Day-to-day routine and emergency supervision of the operation of the Pipelines and Terminals.

(b)
Operation of the Pipelines and Terminals’ pump stations and other facilities within such operating parameters and specifications as may be in accordance with sound engineering and operating practices and applicable Laws.

(c)
Preparation and retention of appropriate records and logs as required by applicable Laws and that a prudent provider of operating services would maintain regarding the Pipelines and Terminals, which records and logs shall be made available to Company upon request.

(d)
Operator shall perform monitoring and control services (SCADA) for the Pipelines. Operator shall be responsible for the maintenance of the Pipeline meter station equipment required for performance of monitoring and control services, product analysis, and custody transfer measurements in accordance with Company requirements and/or generally accepted industry practices.

(e)
Operator shall conduct the actual operations and maintenance of the Pipelines and Terminals in accordance with the directions for product and feedstock movements given by Company, and shall employ such of its own or outside personnel as may be necessary to perform this operation and maintenance.

(f)
Determine net volume received and delivered by utilizing measurement facilities comprised of components of standard make, installed, operated and maintained in accordance with the latest edition of the American Petroleum Institute Manual of Petroleum Measurement Standards and standard industry practices, and reconcile book inventory with actual inventory.

(g)
Payment of damages in accordance with Section 2.06 of the Agreement occurring as a result of, or settlement of, claims made in connection with the Pipelines and Terminals and Operator’s operation, maintenance and repair activities.

(h)
Operator shall include the operation of the Pipeline meter stations including calibration of measurement and product analysis equipment, operation of booster pumps, providing custody measurement as required by Company and the coordination of product and feedstock movements as directed by Company. Operator will provide sufficient on-the-job and outside training to its employees and contractors operating and maintaining the Pipelines and Terminals for the operation thereof in a safe and efficient manner in accordance with applicable Operator and governmental rules and regulations and Laws. Operator shall prepare, file and renew, as applicable, all operating licenses and/or permits as directed by Company. Operator shall also be responsible for arranging for payment of any fees in regard to operation of the Pipelines and Terminals.

(i)
Operator will close Pipeline valves in connection with a response to any emergency involving the Pipelines. The Pipelines shall remain down until such time as it is deemed safe by Company (in consultation with Operator) to resume operation.

(j)	Such other operating services as Company may request from time to time.

First Amended Exhibit D
Administrative Services
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, as amended by the First Amendment to the Operational Services Agreement entered into as of the 28th day of February 2014 but effective as of March 1, 2014, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC:

(a)	As directed by Company, preparation, filing and renewal, as applicable, of tariffs with FERC and/or state agencies.

(b)
As directed by Company, preparation and filing of permits, permit updates, and other documents required by any regulatory body or government agency, federal, state or local, if any, having jurisdiction over Operator, Company or their respective businesses.

(c)	Maintain fixed asset records of the Pipelines, Terminals and/or other regulated pipeline systems or terminals that Operator may operate upon request by Company and acceptance by Operator.

(d)	Product quality and assurance.

(e)	Such other administrative services as Company may request from time to time.

First Amended Exhibit E
Construction Services
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, as amended by the First Amendment to the Operational Services Agreement entered into as of the 28th day of February 2014 but effective as of March 1, 2014, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC:

(a)	Construction, reconstruction, reconditioning, overhaul and replacement of Pipelines and Terminals and their related facilities.

(b)	Provide such oversight and management services as may be necessary in connection with the activities described in item (a) above.

(c)	Perform all planning, design and engineering functions related to the activities described in item (a) above as may be necessary.

(d)	Facilitate the acquisition of all materials, equipment, services, supplies and labor necessary for and related to the activities described in item (a) above.

(e)	Prepare and/or assist in the preparation of capital project (AFE) documents for approval by Company.

First Amended Exhibit F
Accounting Procedures
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, as amended by the First Amendment to the Operational Services Agreement entered into as of the 28th day of February 2014 but effective as of March 1, 2014, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC:

This Exhibit shall govern the Accounting Procedures with regard to the billing and/or reimbursement of costs incurred by Operator in connection with the performance by Operator of the Services pursuant to the Agreement. These Accounting Procedures shall be effective from the date hereof until replaced or modified by mutual agreement of the Parties.

1.	General Provisions

(a)	Statements and Billings. Operator shall record Company’s financial transactions resulting from the Agreement in Operator’s financial system and allow Company to access its records in that system.

(b)	Payments by Company. Company shall pay all charges from Operator in accordance with Section 3.05 of the Agreement.

(c)
Adjustments. Except as otherwise provided in the Agreement, the actual payment of any such bills shall not prejudice the right of Company to protest or question the correctness or appropriateness thereof; provided, however, that all bills and statements rendered to Company during any calendar Year shall conclusively be presumed to be true and correct after twenty-four (24) Months following the end of any such calendar Year, unless prior to the end of said twenty-four (24) Month period Company takes written exception thereto and makes a claim against Operator for adjustment.

(d)
Financial Records. Operator shall maintain accurate books and records in accordance with GAAP (as may be modified by FERC requirements) and in accordance with the prescribed accounting requirements or system of accounts mandated by any regulatory body or government agency, both federal and state, if any, having jurisdiction over Operator, Company, or their respective businesses.

2.     Determination of Costs, Expenses and Expenditures
Subject to the limitations and determinations hereinafter prescribed and the provisions of the Agreement, Operator shall be reimbursed for all costs, expenses, expenditures and fees by or on behalf of Operator in connection with the provision of the Services. Such reimbursement shall include any necessary Direct Costs (as defined in Paragraph 3 below) and the applicable portion of the Management Fee (as defined in the Omnibus Agreement).

(a)
It is the intent of the Parties that Services provided by employees of Operator shall be budgeted and billed by Operator on a Direct Cost basis pursuant to Section 3.03(a) of the Agreement to the extent that is feasible to measure and account for the Services directly provided by such employees to Operator by means of time sheets or other methods approved by Company. Direct Costs billed to Company shall normally include field operation and maintenance personnel, administrative personnel supporting Company on a full time or near full time basis, and Home Office personnel

(such as engineering and drafting personnel) typically assigned directly to Company-related projects whose time is accounted for by time sheets or other methods approved by Company.

(b)
It is the intent of the Parties that routine, ongoing Services (Home Office Overhead, General and Administrative Costs (hereinafter “G&A Costs”)) benefiting Company that are not feasible to measure and account for on a Direct Cost basis shall be billed by Operator as part of the Operational and Administrative Services Fee under the Omnibus Agreement.

(c)
It is the intent of the Parties that any G&A Costs associated with Company capital projects be billed as a Direct Cost and submitted as a line item on capital appropriations submitted by Operator to Company for approval. Such G&A Costs shall not be included in the Operational and Administrative Services Fee under the Omnibus Agreement.

(d)
Operator reserves the right to submit for Company review and approval unusual G&A Costs that do not fit normal business billing patterns. Such costs might be for items that in Operator’s judgment are outside the scope of the Administrative Fee work such as engineering and drafting. (An example of this might be Operator’s attorney devoting several weeks exclusively to Company to handle a Company related issue.)

3.    Direct Costs
Reimbursement of Operator shall include, but shall not be limited to, the right to reimbursement for the following Direct Costs:

(a)	Labor and Benefits.

i.
Salaries and wages of Operator’s employees (or employees of Operator’s Affiliate) directly assigned to the operation, maintenance, project work, or other work relating to Company’s Pipelines and Terminals, including that portion of such employees’ time related to ancillary activities such as training required by Operator, and in any other activities required of Operator pursuant to the Agreement.

ii.
Operator’s costs of all payroll taxes, and benefits and allowances and any other payment paid or contributed by Operator which is measured by Operator’s employees’ compensation; the above to include without limitation F.I.C.A., Operator’s costs of holiday, vacation, sickness and disability and other customary allowances, Operator’s current costs of established plans for employees’ group life insurance, hospitalization, retirement, stock purchase, and other benefit plans of a like nature. Such costs will be charged on a percentage assessment rate on the amount of salaries and wages chargeable to Company under Paragraph 3(a)(i) above. The percentage assessment rate shall be based on Operator’s actual cost experience. Company payment to Operator for Operator’s workers’ compensation insurance premium is provided for in Paragraph 3(h) below and not in this Paragraph 3(a)(ii).

(b)
Plant, Property and Equipment. The cost of plant, property and equipment purchased, leased or rented from suppliers and vendors expressly for the purpose of providing Services to Company under the Agreement.

(c)
Materials, Supplies, Tools and Miscellaneous Equipment. Any materials, supplies, tools and miscellaneous equipment purchased or furnished by Operator for the benefit of Company shall be priced at cost. Equipment provided by Company warehouse shall be priced at replacement value. For equipment or materials that are transported to a location by Operator for the benefit of Company, any costs or expenses incurred by Operator in connection therewith shall be reimbursed at cost. Operator shall make reasonable efforts to ensure costs for such materials, supplies, tools and miscellaneous equipment are compatible with industry norms.

(d)
Reimbursable Expenses of Employees. Operator shall bill Company for reasonable personal expenses of its (or its Affiliates’) employees whose salaries, wages and labor costs are chargeable under Paragraph 3(a)(i) above. Such reasonable personal expense shall include out-of-pocket expenditures incurred by employees in the performance of their duties on behalf of Company and which were reimbursed under the terms of Operator’s official policy governing reimbursable employee expenses.

(e)
Autos, Trucks and Heavy Mobile Work Equipment. All automotive, truck and other mobile equipment shall be charged on a direct charge basis that is consistent with Operators practices in charging such costs to its own facilities. When a driver or operator is furnished with any such equipment, the rental rate of such equipment shall not include wages and expenses of the driver or operator if they will be charged separately.

(f)	Permits, Licenses and Bond. Cost of permits, licenses and bond premiums necessary to perform and provide Services for the Pipelines and Terminals.

(g)
Outside Services. The cost of outside services and expertise, including but not limited to engineering, fees from consultants on regulatory matters, provided that the outside services rendered were for the benefit of Company under the Agreement, including the cost of contract services required or necessary in the opinion of Operator in connection with the provision of the Services. Operator shall make reasonable efforts to ensure costs for such services are competitive with industry norms.

(h)
Insurance. Workers’ compensation insurance premiums paid or allocated as respects Operator’s employees performing Services under the Agreement, not to exceed state manual rates for such insurance on a guaranteed cost basis and charged as an amount per $100 of payroll.

(i)	Utilities, Communication and Power. All costs incurred by Operator on behalf of Company for utility, communication and power services, plus fuel costs.

(j)
Maintenance and Repair. All costs incurred to maintain the Pipelines and Terminals and related facilities, periodically inspect the Pipelines and Terminals for damages or other conditions that could affect the safe, efficient and economical operation of the Pipelines and Terminals, and perform such repairs to the Pipelines and Terminals as may be required.

(k)
Legal Expenses and Claims. (i) All costs and expenses, net of insurance proceeds, of handling, investigating and settling litigation or Claims arising by reason of the provision of the Services, or necessary to protect or recover any of Company’s property, including, but not limited to, attorneys fees, court costs, cost of investigation or procuring evidence and any judgments paid or amounts paid in settlement or satisfaction of any such litigation or claims. (Note: a “baseload” level of in-house legal assistance for Company is provided and is included by Operator in the Operational and Administrative Services Fee under the Omnibus Agreement.)

(l)
Damages and Losses to Pipelines and Terminals. To the extent not covered by insurance, all costs or expenses necessary for the repair or replacement of the Pipelines and Terminals made necessary because of damages or losses incurred by fire, floods, earthquake, storm, theft, chemicals spills, accident, or other cause, except those costs or expenses which Operator is liable for pursuant to Article VI of the Agreement to which this Exhibit is attached. Operator shall furnish Company Notice of damages or losses incurred as soon as practicable after a report thereof has been received.

(m)	Right-of-Way Costs. The costs of rights-of-way and land purchases, damages and appraisals, and legal, regulatory and permit fees specifically related thereto.

(n)
Taxes. All Taxes of every kind and nature assessed or levied upon or incurred in connection with the Pipelines and Terminals that have been paid by Operator for the benefit of Company, including any charges or penalties for late payment thereof, provided such late charge or fee did not arise from Operator’s gross negligence of willful misconduct in the filing and payment of the appropriate Tax.

(o)	Regulatory Costs. The cost of complying with mandated regulatory programs, including, but not limited to, DOT operator qualification training.

(p)
Other Expenditures. Any other expenditure not covered or dealt with in the foregoing provisions of Paragraphs 3(a) through (o), and that is incurred by Operator in the necessary and proper conduct of the Services, and that may be captured and billed to Company on a Direct Cost basis.

First Amended Exhibit G
Arbitration Procedure
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, as amended by the First Amendment to the Operational Services Agreement entered into as of the 28th day of February 2014 but effective as of March 1, 2014, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC:

Either Party may initiate dispute resolution procedures by sending a Notice to the other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas.
Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in the Agreement:

(a)
All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)
Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties. The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications. Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)
The Parties shall have at least 20 Days following the close of hearing within which to submit a brief (not to exceed 18 pages in length) and ten Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)	The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

(e)	The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)	The Parties may, by written agreement (signed by both Parties), alter any time deadline or location(s) for meetings.
Time is of the essence for purposes of the provisions of this Exhibit.